EXHIBIT 99.1

Tuesday January 22, 6:01 am Eastern Time

                                Press Release

SOURCE: NuWay Energy, Inc.

             NUWAY ENERGY TO ACQUIRE MENDELL ENERGY TECHNOLOGIES,
                 INCLUDING 95,000 ACRES OF LEASES IN MONTANA

IRVINE, Calif.--(BUSINESS WIRE)--Jan. 22, 2002--NuWay Energy Inc. (Nasdaq:
NWAY - news) is pleased to announce that it has signed a Letter of Intent to acquire Mendell Energy Technologies Inc. in a stock transaction on an exclusive basis.

Mendell Energy is a highly specialized oil & gas exploration firm located in Denver, Colorado. Mendell looks for large reserves of oil and gas in unconventional ways. The Company's major asset consists of approximately 95,000 acres of leases in Hill County, Montana. The company recently made a discovery of natural gas on these leases; the newly discovered field is called Atlantis. Mendell owns a 40% interest in the project along with its joint-venture partners including Stealth Oil & Gas, Inc. (Houston).

Atlantis is regionally located near two giant gas fields; Medicine Hat Field in Alberta, Canada (estimated reserves of 9 trillion cubic feet of gas or TCF) and Tiger Ridge Field in Montana (estimated reserves of 1 TCF).

Mendell Energy Technologies recently built a 3-mile gathering line that connects into Havre Pipeline Company, (a subsidiary of Ocean Energy NYSE: OEI). Atlantis holds potentially vast reserves of biogenic methane gas at shallow depths between 900-1400 ft.

NuWay welcomes Kyle Swingle, who will become the company's Chief of Engineering. Mr. Swingle has 23 years of engineering experience in the oil and gas industry. Mr. Swingle was formerly president of Fleet Coil Technologies, a coil tubing drilling firm subsidiary of Plains Energy Services of Canada, acquired by Precision Drilling (Canada) in July 2000, for $260 million (Canadian). Mr. Swingle graduated in 1978 from the University of Wyoming in Petroleum Engineering. Says Mr. Swingle, "I am excited about Mendell's (NuWay) technological approach to extract oil & gas and look forward to the challenges ahead."

Atlantis holds potentially giant reserves of natural gas according to the Chairman of Mendell Energy Technologies, Paul Mendell, "Our scientific concept with respect to Atlantis is unique and compelling. We are definitely on the edge of a major breakthrough regarding how our industry understands the role that hydrodynamics play in the trapping of hydrocarbons."

Todd Sanders, CEO & President of NuWay Energy, Inc. stated: "With this acquisition we are moving to a new level. The potential growth of the combined

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companies along with our current projects is incredibly exciting. The additional management expertise along with our current team will propel us into a very rapidly growing oil & gas company."

NuWay Energy anticipates the definitive acquisition agreement to be signed in the next few weeks.

Statements regarding anticipated oil and gas production and other oil and gas operation activities, including the costs and timing of those activities, are "forward-looking statements." These statements involve risks that could significantly impact NuWay Energy. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.


Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/ 553-8002
     http://www.nuwayenergy.com
     --------------------------

     or

     Investor Relations:
     Inavest,
     Brian Quinn, 866/774-6468
     http://www.inavest.com
     ----------------------


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